SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Preliminary Proxy Statement	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
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Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

IMPSAT Fiber Networks, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPSAT Fiber Networks, Inc.

Alférez Pareja 256
(1107) Buenos Aires
Argentina

Dear Stockholders:

      We are pleased to enclose your Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of IMPSAT Fiber Networks, Inc. (the “Company”) to be held at 1:00 p.m. on April 30, 2001 at the Caesar Park Buenos Aires Hotel, Posadas 1232, Buenos Aires, Argentina.

      At the Annual Meeting, you will be asked to elect three nominees to serve as directors of the Company, and to ratify the selection of Deloitte & Touche LLP as the independent auditors of the Company.

      This is our first Annual Meeting since our initial public offering. We have had an exciting and eventful year and look forward to reviewing our accomplishments and future prospects with our Stockholders. We hope that you will be able to attend this meeting. If you are unable to attend in person or to be otherwise represented, we urge you to vote by signing the enclosed proxy and mailing it to us in the accompanying stamped envelope at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the proxy. We urge you to read the enclosed proxy statement, which contains information relevant to the actions to be taken at the meeting.

Sincerely yours,
Enrique M. Pescarmona
Chairman of the Board of Directors

March 30, 2001

Enclosures

IMPSAT FIBER NETWORKS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 30, 2001

TO OUR STOCKHOLDERS:

      Notice is hereby given that the annual meeting of stockholders of IMPSAT Fiber Networks, Inc. (the “Company”) will be held on April 30, 2001, at 1:00 p.m. (local time) at the Caesar Park Buenos Aires Hotel, Posadas 1232, Buenos Aires, Argentina, for the following purposes:

1. To elect three nominees to the Board of Directors, each to serve for a three-year term until the annual meeting of stockholders in 2004 or until their respective successors shall have been duly elected and qualified;

2. To consider and vote upon the ratification of the selection by the Board of Directors of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2001; and

3. To transact such other business as may properly come before this meeting or any postponement or adjournment thereof.

      Our Board of Directors has fixed March 12, 2001 as the record date for the determination of stockholders entitled to vote at the annual meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company’s principal executive offices during ordinary business hours for a period of ten days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the meeting during this time. The list will also be produced at the time and place of the meeting and will be open during the whole time thereof.

      You are cordially invited to attend the annual meeting in person. Stockholders of record will be admitted to the meeting with verification of stock ownership. If your shares are not registered in your name, evidence of ownership (such as a recent bank or brokerage firm account statement, together with proper identification) must be presented for admission to the meeting. Whether or not you expect to attend the annual meeting in person, you are urged to sign, date and promptly return the enclosed proxy. A self-addressed envelope is enclosed for your convenience; no postage is required if mailed in the United States.

By Order of the Board of Directors

Guillermo V. Pardo
Secretary

March 30, 2001

IMPSAT FIBER NETWORKS, INC.

Alférez Pareja 256
(1107) Buenos Aires
Argentina

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

Introduction

      The Board of Directors of IMPSAT Fiber Networks, Inc. (the “Company”), the executive offices of which are located at Alférez Pareja 256, (1107) Buenos Aires, Argentina, hereby solicits your proxy in the form enclosed for use at the Annual Meeting of Stockholders to be held on April 30, 2001, at 1:00 p.m. (local time), or at any postponement or adjournment thereof (the “Annual Meeting”). The expense of soliciting your proxy will be borne by the Company. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent or given to stockholders is April 9, 2001.

      At the Annual Meeting, stockholders will be asked to elect three directors of the Company, each to serve for a three-year term until the 2004 annual meeting, and to ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2001.

      We urge you to date, sign and return your proxy in the enclosed envelope promptly to make certain that your shares will be voted at the Annual Meeting.

      The Company was organized in 1994 as a Delaware holding company to combine IMPSAT’s businesses in Argentina, Colombia and Venezuela, and went public in February 2000. The terms “IMPSAT”, “the Company”, “we”, “our” and “us” refer to IMPSAT Fiber Networks, Inc. and its subsidiaries, unless the context suggests otherwise.

Date, Time, and Place

      The Annual Meeting will be held on April 30, 2001, at 1:00 p.m. (local time), at the Caesar Park Buenos Aires Hotel, Posadas 1232, Buenos Aires, Argentina.

Record Date; Voting Rights

      We had 91,428,570 shares of common stock, $0.01 par value, outstanding at the close of business on March 12, 2001, the record date (the “Record Date”). Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. The presence, in person or by proxy, of holders of a majority of all of the shares of stock entitled to vote constitutes a quorum. Each share of our common stock outstanding is entitled to vote on each matter which may be brought before the Annual Meeting. The holders of record of our common stock on the Record Date will be entitled to one vote per share. Our Certificate of Incorporation does not permit cumulative voting in the election of directors. In all matters, including the election of Directors, assuming a quorum is present, the affirmative vote of the majority of the votes cast in person or represented by proxy at the Annual Meeting and entitled to vote on the matter will be the act of the stockholders.

      Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against the proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

      The Annual Report to Stockholders for the year ended December 31, 2000, has been or is being furnished with this Proxy Statement. The Annual Report to Stockholders does not constitute a part of the proxy materials.

      We are not currently aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed Notice of Annual Meeting.

Voting and Revocation of Proxies

      A form of proxy is enclosed. You may vote by proxy or in person at the meeting. You may vote by proxy by marking the enclosed proxy card to indicate your votes, and by dating, signing and returning it in the postage-paid envelope provided. If your proxy is properly executed and received in time for voting, and not revoked, it will be voted as indicated in accordance with the directions thereon. If no directions to the contrary are indicated, the persons named in the proxy will vote all shares of our common stock for election of all nominees for directors and for the ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors.

      Sending in a signed proxy will not affect your right to attend the Annual Meeting nor will it preclude your voting in person because the proxy is revocable at any time prior to the voting of such proxy. If you vote by proxy, you may revoke that proxy by giving written notice to the Secretary of the Company at any time before the proxy is exercised, including by filing a later-dated proxy with the Secretary or by appearing in person at the Annual Meeting and making a written demand to vote in person.

Solicitation of Proxies

      The expense of the proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone or telegraph, or by directors, officers or employees of the Company without additional compensation. Upon request by record holders of our common stock who are brokers, dealers, banks or voting trustees, or their nominees, the Company is required to pay the reasonable expenses incurred by such record holders for mailing proxy material and annual stockholder reports to any beneficial owners of our common stock. The Company has engaged the services of Corporate Investor Communications, Inc. for the purpose of assisting in the solicitation of proxies at a cost of $1,500 plus reimbursement of certain expenses.

Security Ownership of Management and Certain Beneficial Owners

      The following table sets forth certain information regarding the beneficial ownership of IMPSAT common stock as of February 28, 2001, by (i) each person known by the Company to be the beneficial owner of five percent or more of the common stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the summary compensation table below (see “Further Information — Executive Compensation”), and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated below, the beneficial owners of the common stock listed below have sole investment and voting power with respect to such shares.

	Shares Beneficially Owned

		Options
		Exercisable
	Number of	Within
Name and Address of Beneficial Owner	Shares	60 days	Total Shares	Percent

Common Stock
Beneficial Owners of more than 5%

Nevasa Holdings Ltd.(1)	42,366,878	0	42,366,878	46.3%

Morgan Stanley Dean Witter(2)	14,917,915	0	14,917,915	16.3

Nunsgate Limited(3)	18,285,712	0	18,285,712	20.0

Suramericana Group(4)	4,624,714	0	4,624,714	5.1
Directors and Executive Officers(1)

Enrique M. Pescarmona(1)(5)	42,372,678	28,417	42,401,095	46.4

Ricardo A. Verdaguer(1)	5,800	28,417	34,217	*

Roberto A. Vivo(1)	5,800	22,734	28,534	*

Alexander Rivelis(1)	91,079	9,095	100,174	*

Sofia Pescarmona	700	0	700	*

John McElligott(3)	1,200	0	1,200	*

Carlos Zamora(3)	1,500	0	1,500	*

Héctor Alonso	4,100	16,482	20,582	*

Guillermo Jofré	6,500	11,367	17,867	*

Guillermo V. Pardo	1,200	9,095	10,295	*

José R. Torres	1,200	9,095	10,295	*

Marcello Girotti	3,000	9,095	12,095	*

Jaime A. Pelaez	400	758	1,158	*

Mauricio Ceballos	200	758	958	*

Mariano Torré Gomez	2,900	9,095	11,995	*

All Directors and Officers as a Group (18 persons)(1)	42,498,257	154,408	42,652,665	46.7

(*)  Less than 1%.

      (1)  Nevasa Holdings is owned by Corporación IMPSA S.A. (“CORIM”), Militello Ltd. and Rotling International Corporation. The business address of Nevasa Holdings is Vanderpool Plaza, Wickham Cay I, Road Town, Tortola, British Virgin Islands.

•	Corporación IMPSA S.A. (“CORIM”), an Argentine corporation that holds an 82.5% equity interest in Nevasa Holdings through its wholly owned British Virgin Island subsidiary, Telecommunication Worldwide Inc., is controlled by Mr. Enrique Pescarmona, the Chairman of our Board of Directors, and other members of the Pescarmona family. CORIM is a holding company for businesses engaged in a variety of activities including property, casualty and other insurance, heavy-steel capital goods, manufacturing auto parts and environmental services.

•	Militello Ltd., a British Virgin Islands corporation, holds an 11.6% equity interest in Nevasa Holdings and is controlled by Mr. Roberto Vivo, a member of our Board of Directors.

•	Rotling International Corporation, a British Virgin Islands corporation, holds a 5.8% equity interest in Nevasa Holdings and is controlled by Mr. Ricardo Verdaguer, our President and Chief Executive Officer.

      The business address of our executive officers and directors is c/o IMPSAT Fiber Networks, Inc., Alférez Pareja 256, 1107 Buenos Aires, Argentina.

      (2)  These include 11,934,332 shares of common stock owned by Princes Gate Investors II, L.P. (“Princes Gate”) and affiliates of Princes Gate over which Princes Gate has sole voting power; and 2,983,583 shares of our common stock owned by Morgan Stanley Global Emerging Markets Private Investment Fund, L.P. (“MSGEM”) and Morgan Stanley Global Emerging Markets Private Investors, L.P. (“Private Investors”) over which MSGEM has sole voting power.

•	The business address of Princes Gate is Princes Gate Investors II, L.P., 1585 Broadway, 36th Floor, New York, NY 10036. Mr. Stephen Munger, who is the Co-Chairman of the Investment Committee of Princes Gate and a member of our Board of Directors, disclaims voting or dispositive power over the shares of our common stock owned by Princes Gate and its affiliates. Princes Gate Investors II, Inc. (“PG Inc.”) is the general partner and control person of Princes Gate. As a result, PG Inc. may be deemed to be the beneficial owner of the 11,934,332 shares of our common stock over which Princes Gate has sole voting power. PG Inc. disclaims beneficial ownership of any shares of our common stock.

•	The business address of MSGEM and Private Investors is c/o Morgan Stanley Global Emerging Markets Private Investment Fund, L.P., 1221 Avenue of the Americas, 33rd Floor, New York, NY 10020. Mr. Jerónimo Bosch, who is a Vice President at Morgan Stanley Dean Witter Private Equity and a member of our Board of Directors, disclaims voting or dispositive power over the shares of our common stock owned by MSGEM. Morgan Stanley Global Emerging Markets, Inc. (“MSGEM Inc.”) is the general partner and control person of MSGEM and Private Investors. As a result, MSGEM Inc. may be deemed to be the beneficial owner of the 2,983,583 shares of our common stock held by MSGEM and Private Investors. MSGEM, Inc. disclaims beneficial ownership of any shares of our common stock.

      Morgan Stanley Dean Witter (“MSDW”) is the sole shareholder of PG Inc. and MSGEM Inc. As their sole shareholder, MSDW controls the action of PG Inc. and MSGEM Inc. Accordingly, MSDW may be deemed to have beneficial ownership of the 11,934,332 shares of our common stock held by Princes Gate and the 2,983,583 shares of our common stock held by MSGEM and Private Investors. MSDW disclaims beneficial ownership of any shares of our common stock.

      (3)  The business address of Nunsgate Limited is Queen Victoria Street, Queen Victoria House, Douglas Im12lS, Isle of Man. Mr. Carlos Zamora and Mr. John McElligott, each of whom is an executive of British Telecommunications and a designee of Nunsgate Limited to our Board of Directors, disclaim voting or dispositive power over the shares of our common stock owned by Nunsgate Limited.

      (4)  The Suramericana Group includes Portafolio de Inversiones Suramericana, Suramericana de Inversiones and Compañía Suramericana de Construcciones, the investment and construction arms of the Sindicato Antioqueno, which was formed in Medellin, Colombia in the mid-1970s, and is a group of over 100 companies related through cross-ownerships and interlocking directorates. The business address of the Suramericana Group is Carrera 64B # 49A30, Medellin, Colombia.

      (5)  Includes 42,366,878 shares of common stock owned by Nevasa Holdings, of which Mr. Pescarmona may be deemed to be the beneficial owner.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

      Our Bylaws provide that the number of members of our Board of Directors shall be fixed and determined from time to time by resolution of our Board of Directors. Our Board of Directors has acted to fix the number of directors at ten. Pursuant to the terms of the Company’s Certificate of Incorporation, our Board of Directors is divided into three classes, as nearly equal in number as reasonably possible, with terms currently expiring at the upcoming Annual Meeting of Stockholders (“Class I”), the annual meeting of stockholders in 2002 (“Class II”) and the annual meeting of stockholders in 2003 (“Class III”), respectively.

      Our Board of Directors has nominated Carlos Zamora, Lucas Pescarmona and Sofia Pescarmona, the incumbent Class I directors, each to serve as a Class I director for a three-year term expiring at the Company’s annual meeting of stockholders in 2004, or until the election and qualification of a successor.

Information as to Directors and Nominees

      The following summarizes certain information with respect to the nominees for Class I Director.

Name	Age	Position

Carlos Zamora(l)	39	Director

Lucas Pescarmona	31	Director

Sofia Pescarmona	29	Director

(1) Member of the Audit Committee

      Carlos Zamora has been a member of our Board of Directors since the end of September 2000. Mr. Zamora is Vice President — Corporate Development of British Telecommunications’ Ignite division. Mr. Zamora joined British Telecommunications in 1998 as General Manager — Latin America Business Development. Before joining British Telecommunications, Mr. Zamora held a number of operations and business development positions in the Americas and Europe, including with Motorola and Bell Atlantic Corporation.

      Lucas Pescarmona, a son of Enrique M. Pescarmona, has been a member of our Board of Directors since February 1996. In 1995, he joined Tecnologica em Componentes Automotivos S.A., a Brazilian manufacturer of automotive parts that is part of the Pescarmona group, as the senior investment analyst in Brazil. Since 1997, Mr. Pescarmona has been principally engaged in the insurance arm of the Pescarmona group, where he is Manager of Business Development of Mercantil Andina.

      Sofia Pescarmona, a daughter of Enrique M. Pescarmona, has been a member of our Board of Directors since February 1996. Ms. Pescarmona is currently assistant to the Chief Executive Officer of IMPSAT Fiber Networks, Inc. From August 1994 to December 1997, Ms. Pescarmona held several positions in IMPSAT, including in the Internet unit and marketing department of IMPSAT Fiber Networks, Inc. and the sales department of IMPSAT S.A. (“IMPSAT Argentina”). Ms. Pescarmona has been a member of the board of directors of El Sitio, Inc. since October 1999.

      The following summarizes certain information regarding the directors who will continue in office for the remainder of their terms:

Name	Age	Position

Class III Directors whose terms will expire in 2003:

Enrique M. Pescarmona(1)	59	Chairman of the Board of Directors

Stephen R. Munger(1)(2)	43	Director

John McElligott(1)	48	Director

Class II Directors whose terms will expire in 2002:

Ricardo A. Verdaguer	50	Director, President and Chief Executive Officer

Roberto A. Vivo	47	Director, Deputy Chief Executive Officer

Alexander Rivelis	60	Director and Vice President, Carrier’s Carrier

Jerónimo Bosch(2)	29	Director

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

      Biographical information on these directors and of our executive officers is set forth below under “Further Information — Board of Directors and Executive Officers.”

Board of Directors, Committees and Attendance at Meetings

      During the year ended December 31, 2000, our Board of Directors held seven meetings, four of which were by telephone conference. During their term, all of the then incumbent directors were present for at least 75 percent of the meetings of our Board of Directors and the committees of our Board of Directors on which they serve.

      Our Board of Directors has two standing committees: the Audit Committee and the Compensation Committee.

      The Audit Committee held two meetings during the year ended December 31, 2000. The Audit Committee, composed of non-employee directors, oversees the engagement of our independent auditors and, together with our independent auditors, review our accounting practices, internal accounting controls and financial results. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as Exhibit A to this proxy statement. The Audit Committee is currently constituted by Mr. Stephen Munger, Mr. Carlos Zamora and Mr. Jerónimo Bosch.

      During 2000, the Compensation Committee held two meetings. The Compensation Committee, composed of a majority of non-employee directors, establishes salaries, incentives and other forms of compensation for our directors and officers and recommends policies relating to our benefit plans. The Compensation Committee is currently constituted by Mr. Enrique Pescarmona, Mr. Stephen Munger and Mr. John McElligott.

Audit Committee Report

      In discharging its oversight responsibility as to the audit process, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2000. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards (SAS) No. 61 “Communication with Audit Committees.”

      The Audit Committee has obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with the Independence Standards Board Standard No. 1, discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

      Based on the review and discussions referred to above in this report, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

By the Audit Committee:
Stephen Munger
Carlos Zamora
Jerónimo Bosch

Arrangements with Respect to the Board of Directors

      We are a party to a shareholders agreement with Nevasa Holdings and Nunsgate Limited dated as of March 10, 1999, a copy of which has been filed as an exhibit to the registration statement relating to our initial public offering of our common stock. Pursuant to the terms of this shareholders agreement, as long as Nunsgate Limited owns 15% of our outstanding common stock (as determined on a fully-diluted basis) and subject to certain conditions, Nunsgate Limited has the right to nominate two members of our Board of Directors. Nevasa Holdings has agreed to vote for the two Nunsgate Limited nominees to our Board of Directors so long as Nunsgate Limited owns 15% of our outstanding common stock, and Nunsgate Limited has agreed to vote for all persons nominated to our Board of Directors by Nevasa Holdings so long as Nevasa Holdings votes its shares of our common stock in favor of Nunsgate Limited’s nominees to our Board of Directors.

Director Compensation

      Except as described below, the members of our Board of Directors do not receive any compensation for their services on our board, although we have agreed to reimburse our directors for any expenses incurred by them in connection with their services as directors.

      Mr. Enrique Pescarmona, the Chairman of our Board of Directors, receives compensation for his services to IMPSAT in that position. In addition, John McElligott, a member of our Board of Directors, has been granted stock options under our 1998 Stock Option Plan, and Princes Gate and MSGEM were granted stock options under our 1998 Stock Option Plan in consideration of the services of Mr. Stephen Munger and Mr. Jerónimo Bosch as members of our Board of Directors. See “Further Information — Executive Compensation.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE

NOMINEES NAMED HEREIN.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT AUDITORS

      Our Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Deloitte & Touche LLP to serve as independent public accountants of the Company for the year ending December 31, 2001. Although stockholder ratification is not required, our Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting.

      Deloitte & Touche LLP has served as independent public accountants of the Company with respect to the Company’s consolidated financial statements since the Company commenced its operations and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, our Board of Directors and the Audit Committee may reconsider the appointment.

      Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

      Under the Delaware General Corporation Law, assuming the presence of a quorum, ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of a majority of the votes cast by the holders of shares of our common stock entitled to vote and present in person or by proxy at the Annual Meeting. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF

THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS
THE COMPANY’S AUDITORS FOR 2001.

FURTHER INFORMATION

Board of Directors and Executive Officers

      Set forth below are the names, ages and positions of our executive officers as of February 28, 2001, and biographical details of our directors and executive officers.

Héctor Alonso	43	Chief Operating Officer

Guillermo Jofré	45	Chief Financial Officer

Guillermo V. Pardo	50	Secretary and Vice President, Planning

José R. Torres	42	Vice President, Administration, Chief Accounting Officer

Marcelo Girotti	36	Regional Manager, Southern Cone

Jaime Alberto Pelaez	39	Regional Manager, Andean

Mauricio Ceballos	36	Regional Manager, North America

Mariano Torre Gómez	51	Regional Manager, Brazil

      Enrique M. Pescarmona has been Chairman of our Board of Directors since September 1994 and a member of the board of directors of IMPSAT Argentina since March 1994. Mr. Pescarmona is also Chairman of Corporación IMPSA S.A. and Industrias Metalúrgicas Pescarmona S.A.I.C. y F. (IMPSA). He is a director of Lagarde, S.A., Ingenieria y Computacion S.A., Mercantil Andina S.A. and TCA S.A., and is Vice President of Henri Lagarde S.A.

      Ricardo A. Verdaguer has been President, Chief Executive Officer and a member of our Board of Directors since September 1994. Mr. Verdaguer also served as President of IMPSAT Argentina from April 1988 until February 1990 and has served as chairman of the board of directors of IMPSAT Argentina since 1990. Mr. Verdaguer is also a director of El Sitio, Inc.

      Roberto A. Vivo has been a member of our Board of Directors since September 1994. Mr. Vivo previously served as our Company’s Deputy Chief Executive Officer, Vice President, Marketing from September 1994 until October 2000, and has been a member of the board of directors of IMPSAT Argentina since 1988. Mr. Vivo also serves as chairman of the board of directors and chief executive officer of El Sitio, Inc.

      Alexander Rivelis has been Vice President of Carrier’s Carrier and a member of our Board of Directors since December 1994. Mr. Rivelis also serves as a member of the board of directors of IMPSAT USA. Mr. Rivelis served as President of IMPSAT USA from 1995 to March 1996 and President of IMPSAT Colombia from 1991 to 1993.

      Lucas Pescarmona. See “Proposal One — Election of Directors — Information as to Directors and Nominees.”

      Sofia Pescarmona. See “Proposal One — Election of Directors — Information as to Directors and Nominees.”

      Stephen R. Munger has been a member of our Board of Directors since March 1998. Mr. Munger is a Managing Director of Morgan Stanley Dean Witter and co-head of Morgan Stanley’s worldwide mergers, acquisitions and restructuring department, as well as Co-Chairman of the investment committee of Princes Gate Investors II, L.P. He joined Morgan Stanley in 1988 and became a Managing Director in 1993. Mr. Munger has been a member of the board of directors of TVN Entertainment Corp. since December 1997.

      Jerónimo Bosch has been a member of our Board of Directors since September 1999. Mr. Bosch is a Vice President at Morgan Stanley Dean Witter Private Equity. Mr. Bosch joined Morgan Stanley Dean Witter in August 1997. From 1994 to 1997, he was employed by Salomon Brothers Inc. in its global mergers and acquisitions and Latin American corporate finance departments.

      John McElligott has been a member of our Board of Directors since July 1999. Mr. McElligott is Director of Corporate Finance and Financial Analysis at British Telecommunications. Since he joined British Telecommunications in 1992, Mr. McElligott has been head of group financial planning, Chief Financial

Officer of Concert Communications Company and Finance Director of BT Networks. Mr. McElligott serves on the board of directors of Concert Communications Company, LG TelecCom Ltd. (Korea), StarHub Pte., Ltd. (Singapore) and Clear Communications Limited (New Zealand).

      Carlos Zamora. See “Proposal One Election of Directors — Information as to Directors and Nominees.”

      Héctor Alonso has been our Chief Operating Officer since September 1996 and was President of IMPSAT Colombia from September 1993 to August 1996. Prior to joining IMPSAT Colombia, Mr. Alonso had 14 years of experience in a variety of senior management positions with companies in the Pescarmona group.

      Guillermo Jofré has been our Chief Financial Officer since May 1995. Prior to joining IMPSAT, Mr. Jofré had over ten years of experience in management positions with companies in Argentina, Germany and Switzerland. Mr. Jofré also serves as a member of the board of directors of the investment fund Bemberg Inversiones S.A.

      Guillermo V. Pardo joined IMPSAT Argentina in 1988 and our Company in 1994 and has been our Vice President, Planning since January 1995 and our Secretary since February 2000. Mr. Pardo was previously Managing Director of the Guido Di Tella companies and has had over 20 years of experience in finance positions in a number of companies in Argentina and Spain. Mr. Pardo is a member of the board of directors of FAICSA and the Fundacion Torcuato Di Tella.

      José R. Torres has been our Vice President, Administration and Chief Accounting Officer since January 1995 and a Director of IMPSAT Argentina since 1990. Mr. Torres previously worked as Assistant Finance Manager of IMPSA and as Finance Manager of IMPSAT Argentina until December 1994.

      Marcelo Girotti has been Regional Manager, Southern Cone since September 2000. He is also President of IMPSAT Argentina, a position he has held since August 1998. Mr. Girotti joined IMPSAT Argentina in 1992 where he has held several managerial positions, including Manager of Special Accounts from 1996 to 1997 and Business Manager of the value-added unit from 1997 to 1998.

      Jaime Alberto Pelaez has been President of IMPSAT Colombia since May 2000 and was appointed Regional Manager, Andean in September 2000. Mr. Pelaez was Executive Vice President and Financial and Administrative Vice President of IMPSAT Colombia before assuming his current position. Prior to joining IMPSAT, Mr. Pelaez worked as General Manager at Corfileasing, a member of the Sindicato Antioqueno group of companies.

      Mauricio Ceballos has been President of IMPSAT Venezuela since July 1999. He also serves as Regional Manager, North America, a position to which he was appointed in September 2000. Mr. Ceballos was Vice President of administration and finance of IMPSAT Venezuela from 1997 to July 1999. Before joining IMPSAT in 1997, Mr. Ceballos served four years as Vice President of International and Special Business at Fiduciaria Suramericana y BIC S.A., a trust company.

      Mariano Torre Gómez has been President of IMPSAT Brazil since June 2000 and was appointed Regional Manager, Brazil in September 2000. Mr. Torre Gómez was President of IMPSAT Colombia from July 1999 to June 2000 and of IMPSAT Venezuela from April 1997 to July 1999. Mr. Torre Gómez has served in a variety of positions involving engineering, production, planning, business development and new markets for companies in the Pescarmona group over a period of 17 years. Mr. Torre Gómez was President of IMPSAT Ecuador for two years prior to his transfer to IMPSAT Venezuela. Before that, Mr. Torre Gómez served four years at IMPSAT Argentina in the commercial and new licenses departments.

Executive Compensation

      Under rules established by the SEC, the Company is required to provide certain data and information with respect to the compensation and benefits provided to the Company’s Chief Operating Officer and other executive officers of the Company. The disclosure requirements for the Chief Operating Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental compensation decisions affecting those individuals. In fulfillment of this requirement, the Compensation Committee, at the direction of our Board of Directors, has prepared the following report for inclusion in this proxy statement.

     Report of the Compensation Committee

      General. The report of the Compensation Committee of our Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

      The Compensation Committee of our Board of Directors (the “Committee”) is responsible for determining the compensation of Mr. Ricardo A. Verdaguer, our President and Chief Executive Officer. The Committee also reviews and approves the cash compensation of our senior executive officers based upon the recommendations of Mr. Verdaguer. Mr. Enrique Pescarmona, Mr. Stephen Munger and Mr. John McElligott serve on the Committee. Mr. Pescarmona is the only member of the Committee who is an employee of our Company. Mr. Pescarmona does not participate in decisions of the Committee regarding his own compensation. Such awards are approved solely by Messrs. Munger and McElligott.

      IMPSAT’s overall compensation philosophy is to link executives’ total compensation to the short-term and long-term performance of our Company so as to maximize long-term stockholder value. The policy is designed to provide a competitive compensation program that will enable our Company to attract, motivate, reward and retain executives and other employees who have the skills, experience and talents required to promote IMPSAT’s short and long-term financial performance and growth. IMPSAT believes that the compensation levels of its executive officers, who provide leadership and strategic direction, should be targeted to provide opportunities that are comparable to other similarly situated telecommunications and high growth technology companies, and should consist of:

•	fair base salaries

•	cash bonuses based on achievement of performance objectives established by the Company and

•	stock option grants, which align management compensation with long-term value gains realized by the stockholders.

      Base Salary. Generally, the Company’s salaries policy is designed to provide executive officers and other management personnel with a base salary that is competitive both for the industry and the specific countries where IMPSAT has its operations.

      Bonus. As a further component of the total cash compensation payable to its executive officers, IMPSAT has established a program of target annual bonuses. This program rewards our executive officers for their contributions to our Company and motivates them to perform to the full extent of their abilities. Target bonuses for executive officers are determined on the basis of specific goals to be achieved by each covered executive officer, including , among others, revenue growth, EBITDA evolution, and attainment of network construction milestones.

      Stock Options. Awards of options under the Company’s 1998 Stock Option Plan are based on criteria that reflect contributions to long-term stockholder value. We generally grant stock options to our executive officers at levels comparable to competitive business entities, and such grants are intended to focus the performance of these executive officers towards increasing our stockholder value. The Committee has used, and expects to continue to use, stock-based incentive grants, including stock options, as a significant component of executive compensation. During 2000, IMPSAT extended its awards of stock options beyond the senior executive officer level to a second level of executive officers, which is composed of more than 80 managers. This was done in order to strengthen the commitment of those managers, act as a retention tool in a very competitive employee recruitment environment, and raise the interest of management in increasing IMPSAT’s overall value.

      Determination of Officer Compensation. The Committee has adopted the following decision mechanisms with respect to compensation packages of our executive officers other than our chief executive officer. By the end of each year, the Committee makes an initial estimate of the cash compensation package (i.e., the combination of salary and bonus) payable to each executive officer with respect to the upcoming year, based upon the recommendations of our chief executive officer. After our annual audited financial statements become available for that year (which is typically in March), the Committee determines the stock option package payable to each executive officer. At that point, the Committee also adjusts the estimated bonus component of the cash compensation package by factoring in an evaluation of each individual’s performance, demonstrated abilities, and contribution to our Company’s achieving targeted levels of profitability during the previous year.

      Determination of the Chief Executive Officer’s Compensation. For 2000, the Committee determined the following compensation package for Mr. Verdaguer:

•	base annual salary of $449,800

•	target annual bonus of $300,000, and

•	stock option grants under our 1998 Stock Option Plan covering 35,000 shares of our common stock.

      Mr. Verdaguer’s target bonus performance objectives included:

•	completion of construction of broadband network facilities in Argentina and Brazil

•	commencement of construction of IMPSAT’s Argentina-Brazil network link

•	completion of the matrix reorganization of our Company and attracting and retaining appropriate personnel to fill key new positions

•	establishment of the tactical and strategic goals for IMPSAT’s broadband network development

•	formulation and implementation of strategies for our acquisition of sufficient capital at on acceptable terms to fund our business plan

•	achievement of revenue and EBITDA targets for the year.

      The Committee is satisfied that these target bonus performance objectives were achieved during 2000.

      Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid to its chief executive officer and its four other highest-paid executive officers to the extent that any such individual’s compensation exceeds $1 million, subject to certain exceptions. Certain forms of compensation meeting a tax law definition of “performance-based” is generally exempt from this deduction limit. The Company does not currently intend to qualify cash compensation paid to executive officers for deductibility under Section 162(m). Further, in general, the Company does not currently have a policy that requires or encourages the Committee to qualify other types of compensation awarded to executive officers for deductibility under Section 162(m).

By the Compensation Committee:
Enrique Pescarmona
Stephen Munger
John McElligott

     Summary Compensation Table

      The following tables set forth the compensation paid or accrued to our chief executive officer and each of our four other most highly compensated executive officers (whom we refer to as the “named executive officers”) receiving compensation in excess of $100,000 per year during 2000. We do not maintain any long-term incentive plans and have not granted stock appreciation rights or restricted stock awards.

							Long Term
	Annual Compensation						Compensation

							Securities
					Other Annual		Underlying
Name and Principal Position	Year	Salary	Bonus		Compensation		Options (#)

Enrique M. Pescarmona	2000	$359,840	$240,000	(1)	—		35,000
Chairman of the Board of Directors	1999	$353,745	$240,000	(2)	—		47,362
	1998	$355,315	$200,000	(3)	—		59,202

Ricardo A. Verdaguer	2000	$449,800	$300,000	(1)	—		35,000
President and Chief Executive Officer	1999	$449,800	$300,000	(2)	—		47,362
	1998	$426,603	$250,000	(3)	—		59,202

Roberto Vivo(5)	2000	$341,319	$240,000	(1)	—		28,000
Director, Deputy Chief Executive	1999	$360,100	$240,000	(2)	—		37,890
Officer and Vice President, Marketing	1998	$341,110	$200,000	(3)	—		47,362

Héctor Alonso	2000	$260,000	$150,000	(1)	—		137,055
Chief Operating Officer	1999	$260,000	$150,000	(2)	—		27,470
	1998	$250,287	$150,000	(3)	—		34,337

Mariano Torre Gómez(6)	2000	$246,890	$85,000	(1)	$76,928	(4)	45,601
Brazil Regional Manager	1999	$183,481	$61,425	(2)	$81,645	(4)	15,156
	1998	$193,150	$50,000	(3)	$80,400	(4)	18,945

(1)	This amount represents bonuses we paid to the executive officers named in the table above in June 2000. This amount relates to our 1999 operating results.

(2)	This amount represents bonuses we paid to the executive officers named in the table above in December 1999. This amount relates to our 1998 operating results.

(3)	This amount represents bonuses we paid to the officers named in the table above in December 1998. This amount related to 1997 operating results.

(4)	Annual housing allowance.

(5)	Mr. Vivo resigned his executive position in November 2000.

(6)	Mr. Torre Gómez became President of IMPSAT Brazil in June 2000. His previous positions included President of IMPSAT Colombia in 1999 and President of IMPSAT Venezuela in 1998.

     Stock Option Grants

      The following table shows information regarding grants of options to purchase our common stock made by us during 2000 to each of the named executive officers. We granted no stock appreciation rights during 2000. No stock options were exercised by the named executive during 2000.

      We computed potential realizable values by first multiplying the number of shares of common stock subject to a given option by the option exercise price to determine the initial aggregate stock value. We then assumed that the initial aggregate stock value compounds at an annual 5% or 10% rate shown in the table for the entire ten-year term of the option to determine the final aggregate stock value. Finally, we subtracted from the final aggregate stock value the initial aggregate stock value to determine the potential realizable value. The 5% and 10% assumed annual rates of stock appreciation are mandated by the rules of the Securities Exchange Commission (“SEC”) and do not reflect our estimate or projection of future stock price growth. Actual gains, if any, on stock option exercises depend upon the actual future price of common stock and the continued

employment of the option holders throughout the vesting period. Accordingly, the potential realizable values listed in this table may not be achieved.

						Potential Realizable Value
			Percent of			at Assumed Annual Rates
			Total			of Stock Price
	Number of		Options			Appreciation for Option
	Securities		Granted to	Exercise		Term
	Underlying Options		Employees	Price	Expiration
Name	Granted		in 2000	($/Share)	Date(3)	(5%)	(10%)

Enrique M. Pescarmona	35,000	(1)	4.1%	$17.00	June 14, 2008	$142,527	$475,053

Ricardo A. Verdaguer	35,000	(1)	4.1%	$17.00	June 14, 2008	$142,527	$475,053

Roberto Vivo	28,000	(1)	3.3%	$17.00	June 14, 2008	$114,022	$380,042
Héctor Alonso

Granted on January 5, 2000	118,405	(2)	13.9%	$1.69	January 5, 2008	$2,249,029	$3,353,258

Granted on June 14, 2000	18,650	(1)	2.2%	$17.00	June 14, 2008	$75,947	$253,135
Mariano Torre Gómez

Granted on January 5, 2000	29,601	(2)	3.5%	$1.69	January 5, 2008	$562,253	$838,308

Granted on June 14, 2000	16,000	(1)	1.9%	$17.00	June 14, 2008	$65,155	$217,167

(1)	Granted under our 1998 Stock Option Plan. Vesting occurs 10% on the first anniversary of the date of grant and 30% on each anniversary thereafter.

(2)	Granted under our 1999 Stock Option Plan. Vesting occurs 10% on the 4th anniversary of the date of grant, 20% on the 5th anniversary, 30% on the 6th anniversary, and 40% on the 7th anniversary.

(3)	Subject to earlier expiration, upon the occurrence of certain events, as provided in the stock option plan.

     Aggregate Option Exercises During 2000 and Option Values on December 31, 2000

      No options were exercised during 2000. The following table summarizes certain information regarding outstanding options held by the named executive officers as of December 31, 2000.

Aggregated Option Exercises in 2000 and

Option Values at December 31, 2000

	Number of Securities Underlying	Value of Unexercised
	Unexercised Options at	In-the-Money
	December 31, 2000	Options at December 31, 2000 ($)(1)

Name	Exercisable/Unexercisable	Exercisable/Unexercisable

Enrique M. Pescarmona

Granted June 14, 2000	—/35,000	—/0

Granted June 25, 1999	4,736/42,626	0/0

Granted Dec. 21, 1998	23,681/35,521	0/0
Ricardo A. Verdaguer

Granted June 14, 2000	—/35,000	—/0

Granted June 25, 1999	4,736/42,626	0/0

Granted Dec. 21, 1998	23,681/35,521	0/0
Roberto Vivo

Granted June 14, 2000	—/28,000	—/0

Granted June 25, 1999	3,789/34,101	0/0

Granted Dec. 21, 1998	18,945/28,417	0/0
Héctor Alonso

Granted June 14, 2000	—/18,650	—/0

Granted Jan. 5, 2000	—/118,405	—/318,509

Granted June 25, 1999	2,747/24,723	0/0

Granted Dec. 21, 1998	13,735/20,602	0/0

	Number of Securities Underlying	Value of Unexercised
	Unexercised Options at	In-the-Money
	December 31, 2000	Options at December 31, 2000 ($)(1)

Name	Exercisable/Unexercisable	Exercisable/Unexercisable

Mariano Torre Gómez

Granted June 14, 2000	—/16,000	—/0

Granted Jan. 5, 2000	—/29,601	—/79,627

Granted June 25, 1999	1,516/13,640	0/0

Granted Dec. 21, 1998	7,578/11,367	0/0

(1)	Value is calculated as the difference between the fair market value of a share of our common stock on December 31, 2000 ($4.38 per share as of close of business on Friday, December 29, 2000) and the exercise price of the options.

     Stock Option Plans

      1998 Stock Option Plan. On December 21, 1998, IMPSAT’s Board of Directors and stockholders adopted the 1998 stock option plan, which provides for the grant to our officers, key employees, consultants, advisors, directors or affiliates of “incentive stock options” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended, stock options that are non-qualified for U.S. federal income tax purposes and stock appreciation rights. A copy of the 1998 stock option plan is included as Exhibit 10.1 to our 1998 Annual Report on Form 10-K filed with the SEC. The total number of shares of our common stock for which options may be granted pursuant to the 1998 stock option plan is 4,776,016, subject to certain adjustments reflecting changes in our capitalization. The 1998 stock option plan is currently administered by our Compensation Committee. The Compensation Committee determines, among other things, which of our officers, employees, consultants, advisors, affiliates and directors will receive options under the plan, the time when options will be granted, and the type of option (incentive stock options or non-qualified stock options, or both) to be granted. Options granted under the 1998 stock option plan are on such terms, including the number of shares subject to each option, the time or times when the options will become exercisable, and the option price and duration of the options, as determined by the Compensation Committee.

      The exercise price of incentive and non-qualified stock options is determined by the Compensation Committee, but may not be less than the fair market value of the common stock on the date of grant and the term of any such option may not exceed ten years from the date of grant.

      Payment of the option price must be made by cash or, in the sole discretion of the Compensation Committee, by promissory note, tender of shares of the common stock then owned by the optionee or, subject to certain conditions, the surrender to us of an exercisable option to purchase shares of common stock under the 1998 stock option plan. Payment of the option price may also be made by delivery to us, on a form prescribed by the Compensation Committee, of a properly executed exercise notice and irrevocable instructions to a registered securities broker approved by the Compensation Committee to sell the shares of common stock held by the optionee and promptly deliver cash to us. Options granted pursuant to the 1998 stock option plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee’s lifetime, the option is exercisable only by the optionee or, in case of disability, by the optionee’s legal representative.

      Pursuant to the terms of our stock options, if a change in control of our Company occurs, all outstanding stock options become vested and fully exercisable.

      Our Board of Directors has the right at any time and from time to time to amend or modify the stock option plan, without the consent of our stockholders (unless otherwise required by law) or optionees; provided, that no such action may adversely affect options previously granted without the optionee’s consent. The expiration date of the 1998 stock option plan, after which no option may be granted thereunder, is October 1, 2008.

      1999 Stock Option Plan. On January 5, 2000, IMPSAT’s Board of Directors adopted the 1999 stock option plan, which provides for the grants to our key officers and employees of stock options that are non-

qualified for U.S. federal income tax purposes. A copy of the 1999 stock option plan is filed as an exhibit to the registration statement relating to the initial public offering of our common stock. The terms of the 1999 stock option plan are otherwise identical to those of the 1998 stock option plan except that:

•	The total number of shares of our common stock for which options may be and were granted pursuant to the stock option plan is 355,214

•	The exercise price is $1.69 per share of common stock

•	Ten percent, twenty percent, thirty percent and forty percent of the options granted vest on the fourth, fifth, sixth and seventh anniversaries, respectively, of the date of grant or upon a change of control of our Company

•	The expiration date of the 1999 stock option plan is January 5, 2010

Compensation Committee Interlocks and Insider Participation

      Mr. Stephen Munger, who is a member of our Board of Directors and a member of our Compensation Committee and our Audit Committee, is the Co-Chairman of the Investment Committee of Princes Gate. Princes Gate is an affiliate of Morgan Stanley & Co. Incorporated, the lead underwriter in our initial public offering. Princes Gate and other affiliates of Morgan Stanley own an aggregate of 14,917,915 shares of our common stock.

      Mr. Roberto Vivo, who is a member of our Board of Directors, is a member of the compensation committee of the board of directors of El Sitio.

Performance Graph

      Our common stock has been traded publicly since February 4, 2000. Prior to such date, there was no established market for our common stock. The following Performance Graph compares our Company’s cumulative total stockholder return on its common stock from February 4, 2000, through December 31, 2000 with the cumulative total return of an overall stock market index (NASDAQ National Market) and a published industry group index the (NASDAQ Telecomm Index) over the same period.

Notes:

A.	The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.	The indexes are reweighted daily using the market capitalization on the previous trading day.

C.	If the monthly interval, based on the fiscal year—end, is not a trading day, the preceding trading day is used.

D.  The index level for all series was set to $100.0 on 02/01/2000.

	Stockholder Value as of

	February 4, 2000	December 31, 2000

IMPSAT Common Stock (NASDAQ: “IMPT”)	$100.00	$15.10

NASDAQ Composite Index	$100.00	$60.00

NASDAQ Telecomm Index	$100.00	$42.30

      The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of the Company. Directors, executive officers and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company and written representations that no other reports were required, during 2000, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with, except that the initial statement of beneficial ownership on Form 3 for Mr. Norberto Musante, an executive officer during 2000, was filed 25 days later than required due to an administrative oversight in connection with his promotion and transition to an executive officer of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Overview

      In the normal course of business, we engage in transactions with companies in which direct or indirect material interests are held by our directors, executive officers, five-percent stockholders, or immediate family members of any of the preceding persons. The following is a description the most significant of these transactions during 2000. Although we believe that these transactions are generally conducted on an arm’s length basis, conflicts of interest are inherent in these transactions.

CORIM

      Our Company provides telecommunications services to companies controlled by Corporación IMPSA S.A. (CORIM). CORIM is an Argentine holding company for businesses engaged in a variety of activities including property, casualty and other insurance, heavy-steel capital goods, manufacturing auto parts and environmental services. For additional information concerning CORIM, see “Security Ownership of Management and Certain Beneficial Owners.” Mr. Enrique Pescarmona, who is the Chairman of our Board of Directors, serves as the Chairman of CORIM’s board of directors. Total telecommunications services provided by us during 2000 to companies controlled by CORIM totaled approximately $1.4 million. During the same period, companies controlled by CORIM provided services to IMPSAT Argentina totaling approximately $478,000.

Suramericana Group

      The Suramericana Group, which was formed in Medellin, Colombia in the mid-1970s, is a group of over 100 companies related through cross-ownerships and interlocking directorates. Companies within the Suramericana Group are significant stockholders of our Company. See “Security Ownership of Management and Certain Beneficial Owners.” Representatives of the Suramericana Group serve as directors of IMPSAT Colombia and IMPSAT Venezuela, our operating subsidiaries in Columbia and Venezuela, respectively. During 2000, the total dollar amount of telecommunications services rendered by our Company to the Suramericana Group totaled approximately $8.7 million. The most significant of these transactions included services provided by IMPSAT Colombia to Corporación Nacional de Ahorro y Vivienda totaling $4.7 million, and to BanColombia totaling $1.3 million.

      During 2000, we made payments to companies within the Suramericana Group for certain services we received, including payments on account of insurance premiums, accrued interest on indebtedness, pension fund services, health benefit services, and employee luncheon services. Total payments made by our Company to companies of Suramericana Group in 2000 totaled approximately $7.7 million. Certain companies within the Suramericana Group are creditors of IMPSAT Colombia, including Corporación Financiera Nacional y Suramericana S.A. (Corfinsura) and BanColombia, which are financial institutions, and Suleasing, which is a financial leasing company. As of December 31, 2000, we were indebted to companies within the Suramericana Group in the amount of approximately $24.3 million. This includes indebtedness of approximately $11.9 million to BanColombia and $6.0 million to Corfinsura (with respect to which indebtedness we paid, in the aggregate, interest of $5.8 million during 2000); and indebtedness of approximately $5.8 million to Suleasing (with respect to which indebtedness we paid interest totaling $1.8 million during 2000).

El Sitio

      El Sitio is a corporation in which we have an approximately 14.0% equity interest, and in which affiliates of Mr. Roberto Vivo and Mr. Ricardo Verdaguer, both members of our Board of Directors, have equity interests. Mr. Roberto Vivo is El Sitio’s Chief Executive Officer, the Chairman of its board of directors and a member of its compensation committee. In addition, Mr. Ricardo Verdaguer and Ms. Sofia Pescarmona (who is also a member of our Board of Directors) are directors of El Sitio.

      On August 4, 1999, we entered into an agreement with El Sitio for the sale of our retail Internet businesses in Argentina, Brazil and Colombia for approximately $21.5 million and our purchase of shares of El Sitio’s 8% convertible redeemable preferred stock for $21.5 million. In connection with these transactions, El Sitio has entered into telecommunications services agreements under which our subsidiaries provide El Sitio with telecommunication networks to access the Internet backbone. El Sitio, a British Virgin Islands corporation, is an Internet content and Internet service provider headquartered in Argentina that has operations in Brazil, Mexico, Colombia, Venezuelan, Chile, Uruguay and the United States. The Brazil and Argentina transactions were concluded in 1999 and the Colombia transaction closed during April 2000. Upon the consummation of El Sitio’s initial public offering in December 1999, our shares of El Sitio’s preferred stock were automatically converted into 15.4% of El Sitio’s then outstanding common stock.

      During 2000, the total value of telecommunications services we rendered to El Sitio was approximately $3.0 million. During the same period, El Sitio charged us $1.3 million for advertising services on their Web pages.

      On October 31, 2000, El Sitio announced that it had entered into an agreement with affiliates of Ibero-American Media Partners II Ltd., a joint venture between the Cisneros Group of Companies and Hicks, Muse, Tate & Furst Incorporated, to combine El Sitio’s interactive assets with Ibero-American Media Partners’ media assets in the Latin American region to form a new company to be called Claxson Interactive Group. As part of the combination, our shares in El Sitio would be converted into an equal number of shares in Claxson Interactive Group. We have agreed with Ibero-American Media Partners to vote our shares of El Sitio common stock in favor of the combination. El Sitio has announced that it expects that the combination will be consummated in the first half of 2001.

Morgan Stanley

      Morgan Stanley was the lead underwriter in our initial public offering, which closed on February 4, 2000. We paid Morgan Stanley commissions totaling $12.7 million in 2000 in connection with their underwriting of our initial public offering. In addition, the Company paid commissions to Morgan Stanley of $5.6 million in 2000 in connection with the placement of our $300,000,000 13 3/4% Senior Notes due 2005, which closed on February 16, 2000.

British Telecommunications

      On February 4, 2000, Nunsgate Limited, a wholly owned subsidiary of British Telecommunications plc, purchased from us an additional 2,850,000 shares of our common stock in a private placement to maintain its approximate ownership share in us after our initial public offering.

      We are a party to a shareholders agreement with Nevasa Holdings and Nunsgate Limited dated as of March 10, 1999, a copy of which has been filed as an exhibit to the registration statement relating to the initial public offering of our common stock. Pursuant to the terms of this shareholders agreement, as long as Nunsgate Limited owns 15% of our outstanding common stock (as determined on a fully-diluted basis) and subject to certain conditions, Nunsgate Limited has the right to nominate two members of our Board of Directors. Nevasa Holdings has agreed to vote for the two Nunsgate Limited nominees to our Board of Directors so long as Nunsgate Limited owns 15% of our outstanding common stock.

      As long as Nunsgate Limited owns 10% of our outstanding common stock (as determined on a fully-diluted basis) and subject to certain conditions, Nunsgate Limited has the right to:

•	consult with management on matters relating to us

•	inspect our books and records

•	inspect our properties and operations

      As long as Nunsgate Limited owns 5% of our outstanding common stock (as determined on a fully-diluted basis), Nunsgate Limited has the right to:

•	request that we sell shares of common stock in a public offering registered under the Securities Act, subject to certain conditions

•	include common stock held by Nunsgate Limited in a public offering of our common stock registered under the Securities Act, subject to certain conditions

•	nominate one member to our Board of Directors and to have Nevasa Holdings vote for that nominee

      Nunsgate Limited has agreed to vote for Nevasa Holdings’ nominees to our Board of Directors for so long as Nevasa Holdings is obligated to vote for Nunsgate Limited’s nominees to our Board of Directors.

OTHER BUSINESS

      The Company does not presently know of any matters that will be presented for action at the meeting other than those set forth herein. If other matters properly come before the meeting, proxies submitted on the enclosed form will be voted by the persons named in the enclosed proxy with respect to such other matters in accordance with their best judgment.

STOCKHOLDER PROPOSALS

      It is presently contemplated that the next annual meeting of stockholders following 2001 will be held on or about April 29, 2002. Under the current rules of the SEC, in order for any appropriate stockholder proposal to be considered for inclusion in the proxy materials of the Company for the 2002 annual meeting of stockholders, it must be received by the Secretary of the Company no later than December 10, 2001 (i.e., 120 days before the anniversary of the April 9, 2001 date of mailing of the upcoming Annual Meeting’s proxy material), by certified mail, return receipt requested. However, if the date of the 2002 annual meeting is changed by more than 30 days from the date of the upcoming Annual Meeting (April 30, 2001), then the deadline for submission of stockholder proposals is a reasonable time before the Company begins to print and mail its proxy materials.

      In addition, pursuant to the Company’s Bylaws, notice of a stockholder proposal or of a nomination by stockholders of individuals for election to the Company’s Board of Directors must be submitted to the Secretary of the Company in writing, either by personal delivery, nationally recognized express mail, or United States mail, postage prepaid, no earlier than November 10, 2001 nor later than December 10, 2001 (i.e., not more than 150 days nor less than 120 days before the anniversary of the date of mailing of the 2001 annual meeting’s proxy material). Each such nomination or proposal must be accompanied by the nominee’s written consent, contain information relating to the business experience and the background of the nominee and contain certain information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to stockholder proposals and director nominations.

ANNUAL REPORT

      The Company’s Annual Report to Stockholders for the year ended December 31, 2000 (the “Annual Report”) is enclosed with this Proxy Statement. The Company also has filed with the SEC an Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the “Form 10-K”). Copies of the Annual Report and the Form 10-K are available upon written request to the Company at its principal executive offices, which are located at Alférez Pareja 256, (1107) Buenos Aires, Argentina, Attention: Investor Relations, and also may be accessed electronically by means of the SEC’s home page on the Internet at “http://www.sec.gov.” The Form 10-K report and Annual Report to Stockholders are not part of these proxy solicitation materials.

      EACH PERSON SOLICITED HEREUNDER CAN OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2000 REQUIRED TO BE FILED WITH THE SEC, EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A REQUEST THEREFOR TO: ALFÉREZ PAREJA 256, (1107) BUENOS AIRES, ARGENTINA. OUR SEC FILINGS ARE ALSO AVAILABLE AT THE SEC’S WEB SITE AT HTTP:// WWW.SEC.GOV.

By Order of the Board of Directors

Guillermo V. Pardo
Secretary and
Vice President, Planning

Exhibit A

AUDIT COMMITTEE CHARTER

The Audit Committee

      IMPSAT Fiber Networks, Inc. (the “Company”) shall have an Audit Committee of its Board of Directors, the structure, composition and responsibilities of which shall be as set forth in this charter. The committee shall be elected or appointed annually by the Board of Directors. The committee shall consist of at least three directors and all members of the committee shall be independent of management and the Company as and to the extent provided in the rules of the NASD governing issuers whose shares are quoted on NASDAQ (as currently in effect and as they may be amended, the “NASD Rules”). All committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the committee) and at least one member shall have accounting or related financial management expertise, in each case as provided in the applicable NASD Rules.

Authority and Responsibility

      The Audit Committee shall have the authority and the responsibility, for and on behalf of the Company’s Board of Directors, to (a) oversee and monitor all aspects of the Company’s accounting and financial reporting processes, including, without limitation, the oversight and monitoring of the participation of the Company’s management and its independent auditors in such processes, the Company’s financial statements and financial reporting process, the systems of internal accounting and financial controls, any internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board of Directors, and (b) to take any actions as it may deem desirable or appropriate to provide for the reliability and credibility of the Company’s financial statements and the integrity of the Company’s financial reporting process.

      Subject to the applicable provisions of the Delaware corporate law and the Company’s Amended and Restated Certificate of Incorporation and its By-laws, the Audit Committee may adopt such operating rules as it may deem appropriate for the exercise of its authority and the discharge of its responsibility and for the conduct of its activities as a committee, including, without limitation, establishing the times and places of its meetings and providing for the delegation of the responsibility for the conduct of certain of its specific activities to one or more of its members, who will report back to the Audit Committee as a whole.

      In discharging its responsibilities, the Audit Committee shall have the power to investigate any matter brought to its attention, shall have full access to all books, records, facilities and personnel of the Company and shall have the power to retain outside counsel or other experts for this purpose.

Principal Processes

      Without in any respect limiting the authority and responsibility of the Audit Committee, it being understood that the Audit Committee will maintain flexibility in its oversight and monitoring of the Company’s accounting and financial reporting processes, the following shall be the principal recurring processes of the Audit Committee in carrying out its responsibilities:

a.	The Audit Committee shall have a clear understanding with the Company’s management and its independent auditors that the independent auditors are ultimately accountable to the Company’s Board of Directors and the Audit Committee, as representatives of the Company’s stockholders, and that such stockholders’ representatives have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors. The Audit Committee shall discuss with the auditors their independence from management and the Company and obtain from, and actively discuss with, the independent auditors the written disclosures required by the Independence Standards Board, particularly Independence Standards Board Standard No. 1. Annually, the Audit Committee shall review and recommend to the Board of Directors as a whole the selection of the Company’s independent auditors.

A-1

b.	The Audit Committee shall discuss with the Company’s independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. The Audit Committee shall discuss with the Company’s management and its independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Audit Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations, including, without limitation, all of the matters required to be discussed with the independent auditors under Statement on Accounting Standards No. 61.

c.	The Audit Committee shall review the interim financial statements with management and the independent auditors prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q. The Audit Committee also shall discuss the results of the quarterly review and any other matters required to be communicated to the Audit Committee by the independent auditors under generally accepted auditing standards.

d.	The Audit Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. Also, the Audit Committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards, including, without limitation, all of the matters required to be discussed with the independent auditors under Statement on Accounting Standards No. 61.

Annual Review

      The Audit Committee shall review and reassess this charter at least annually and obtain the approval of the Board of Directors.

A-2

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 and 2.

1.	Election of Directors	FOR all nominees	WITHHOLD AUTHORITY to vote	*EXCEPTIONS

		listed below	for all nominees listed below

NOMINEES: Carlos Zamora, Lucas Pescarmona and Sofia Pescarmona
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions ________________________________________________________________________

2.	Ratification of the selection of Deloitte & Touche LLP to serve as the	3.	In their discretion on such other matters as

	Company’s Independent Auditors.		may properly come before the meeting or any

			adjournment thereof

FOR	AGAINST	ABSTAIN

I/WE PLAN TO	Change of Address (and/or)
ATTEND THE MEETING	Comments Mark Here

NOTE: Please date and sign this proxy card exactly as your name appears hereon. In the case of joint owners, each joint owner should sign. When signing in a fiduciary or representative capacity, please give your full title. If this proxy card is submitted by a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Dated:________________________________, 2001

____________________________________________ Signature ____________________________________________ Signature

Please sign, date and return this proxy card in the enclosed postage prepaid envelope.	Votes must be indicated (x) in Black or Blue ink.	[X]

IMPSAT FIBER NETWORKS, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
2001 ANNUAL MEETING OF STOCKHOLDERS—APRIL 30, 2001

      The undersigned hereby appoints Guillermo V. Pardo and Jose R. Torres, and each of them, with full power of substitution, for and in the name of the undersigned, to vote all Common Shares, par value U.S. $.01 per share, of IMPSAT Fiber Networks, Inc. a Delaware corporation (the “Company”), that the undersigned would be entitled to vote if personally present at the 2001 Annual Meeting of Stockholders, to be held at the Cesar Park Buenos Aires Hotel, Posadas 1232 (C1011ABF), Buenos Aires, Argentina on Monday, April 30, 2001 at 1:00 p.m. (Buenos Aires time) and at any adjournment or postponement thereof, upon the matters described in the Notice of Annual Meeting and Proxy Statement dated March 30, 2001, receipt of which is hereby acknowledged, subject to any direction indi- cated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

      This proxy is being solicited by the Board of Directors of IMPSAT Fiber Networks, Inc. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2, AND, WITH RESPECT TO ITEM 3, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

IMPSAT Fiber Networks, Inc. c/o P.O. BOX 11021 NEW YORK, N.Y. 10203-0021